Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERISKS [***].

CONFIDENTIAL

June 13, 2025 (“Effective Date”)

George Magrath, M.D.
Chief Executive Officer
Opus Genetics, Inc.
8 Davis Drive, Suite 220
Durham, NC 27709

Maximum Amount of Award:	$2,000,000
Name of Awardee:	Opus Genetics, Inc. (“Opus”)

Dear George:

We are pleased to inform you that the Foundation Fighting Blindness Retinal Degeneration Fund and its sole member, the Foundation Fighting Blindness (collectively “RDF”), is hereby committing to issue the Award for the development of the Product as budgeted in Exhibit A.  The awardee, Opus, shall be responsible for all remaining costs incurred by Opus to develop and commercialize the Product in accordance with this Agreement.  Each party’s obligations hereunder will commence and be effective on the Effective Date.  The Award is subject to the following terms, conditions and policies of this Letter Agreement (“Agreement”):

1.      Disbursement of Award; Use of Funds; Reporting.

(a)          Subject to Section 1(b), the Award shall be disbursed by RDF in tranches (made by electronic funds transfer in immediately available funds to a bank account designated in writing by Opus) within [***] days of the written notice by Opus of achievement of each of the following milestones by any Responsible Party (each a “Funding Milestone”, and any such disbursement, a “Funding Milestone Payment”):

	Funding Milestone	Funding Milestone Payment (in USD)

#1	Execution of this Agreement	$1,000,000

#2	[***]	Up to $1,000,000

(b)          Opus shall have the right, in its sole discretion and without cause, to elect not to receive Funding Milestone Payment #2 hereunder if Opus provides RDF with written notice of such election simultaneously with, or prior to, its delivery of notice of the achievement of such Funding Milestone in accordance with Section 1(c).  Opus acknowledges that Funding Milestone Payment #2 is contingent upon RDF’s receipt of eligible funds.  Accordingly, RDF shall have the right, in its sole discretion and without cause, to elect to pay any amount ranging from $0 to $1,000,000 of Funding Milestone Payment #2 hereunder, and RDF shall inform Opus of its election during the [***] day time period described in Section 1(a) if it intends to pay Opus less than $1,000,000 following receipt of the notice of achievement of Funding Milestone #2.

(c)           Opus shall provide RDF with written notice of the achievement of each Funding Milestone within [***] days of its occurrence.

(d)          All proceeds of the Funding Milestone Payments shall be used only for the development of the Product.  Any proceeds of the Funding Milestone Payments not expended on the development of the Product shall be returned to RDF.  In the event of Opus’s insolvency, or if [***], then (i) Opus shall immediately inform RDF in writing and shall promptly return to RDF the full amount of all Funding Milestone Payments that it has received prior to the date of such written notice and (ii) this Agreement (including all payment obligations of Opus under this Agreement that are unaccrued as of the date of termination) shall terminate immediately upon the dissolution or liquidation of Opus.

(e)         Not later than [***] days following the end of each Fiscal Quarter, Opus shall provide to RDF a summary description of [***] (the “Quarterly Summary”).  The Quarterly Summary will include, to the extent applicable, [***].  Opus shall promptly (i) respond to RDF’s reasonable questions regarding the development of the Product and (ii) [***].  The information contained in the Quarterly Summary and any discussion thereof will be subject to the confidentiality provisions contained in Section 9 below, provided, that if any Quarterly Summary contains the Confidential Information of Opus, then Opus shall, simultaneously with its provision of such Quarterly Summary, provide RDF with a version that redacts or eliminates such Confidential Information of Opus, and RDF shall be permitted to share such redacted or modified version with its donors.

(f)           A financial summary of expenses against the budget in Exhibit A must be submitted by Opus to RDF within [***] days after the end of each Fiscal Year during which the Project is conducted.  The accrual method of accounting is preferred.

2.     Milestone and Royalties to RDF.  In consideration of RDF’s Award and commitment to pay Opus the Funding Milestone Payments under this Agreement, Opus agrees to pay to RDF pursuant to this Section 2:

(a)          Opus Milestone.  Opus (i) shall provide RDF with prompt written notice of the achievement of the milestone set forth in the table below (the “Opus Milestone”) and (ii) shall pay RDF the milestone payment set forth opposite such Opus Milestone (the “Opus Milestone Payment”) within [***] days of the achievement of the applicable Opus Milestone.

Opus Milestone	Opus Milestone Payment

[***]	An amount equal to the sum of Funding Milestone Payments received from RDF by Opus, to be paid in cash

[***]

(b)        Royalties.  On a country-by-country and Product-by-Product basis, provided that Funding Milestone Payment #1 has been paid, commencing upon the First Commercial Sale Date of a Product in a country and continuing for each subsequent Fiscal Quarter until the earlier of (i) the date on which the sum of Opus’s aggregated payments to RDF pursuant to this Section 2(b) equals the Royalty Cap or (ii) the expiration of the Royalty Term of such Product in such country, Opus shall pay to RDF a royalty payment in an amount equal to [***] percent ([***]%) of the aggregate total of the Net Sales of such Product in such country for such Fiscal Quarter [***] (such payment, the “Royalty Payment”).  Opus shall pay RDF the Royalty Payment within [***] days after the end of each Fiscal Quarter during which any Net Sales occur.

(c)          Change of Control Transaction.  [***] RDF shall have the right to cause Opus to, prior to or simultaneously with the closing of the Change of Control Transaction, pay RDF an amount equal to one hundred percent (100%) of the total Funding Milestone Payments paid to Opus (such right, the “Buy-Out Right,” and such payment, the “Buy-Out Payment”).  RDF may exercise its Buy-Out Right by providing Opus with written notice thereof no less than [***] business days prior to the closing of the Change of Control Transaction.  If RDF exercises its Buy-Out Right, Opus shall pay RDF the Buy-Out Payment on or prior to the date of the closing of the Change of Control Transaction.  Upon RDF’s exercise of the Buy-Out Right and Opus’ subsequent payment of the Buy-Out Payment, this Agreement (including all payment obligations of Opus under this Agreement) shall terminate.  In the event of a Change of Control Transaction in which RDF elects not to exercise its Buy-Out Right, all of Opus’s obligations as specified in this Agreement will either continue to be the obligations of Opus or become the obligations of the third party successor, as applicable, and Opus or such third party successor, as applicable, shall be liable for the payments specified in this Section 2 and all other obligations of Opus under this Agreement. [***]

(d)           Late Payments.  In case of any late payment by Opus to RDF pursuant to this Section 2, such payment shall bear interest at the Interest Rate per annum calculated from the [***] day after the date upon which the applicable payment first becomes due from Opus.

(e)          Effect of Opus Material Breach.  In the event of a material breach of this Agreement by Opus, RDF, without limiting any of its rights or remedies, shall have the right to terminate its obligation to make any remaining Funding Milestone Payments hereunder and shall have all rights available to it at law and in equity.  For the avoidance of doubt, if RDF has made any Funding Milestone Payments hereunder prior to such termination, then unless Opus’s payment obligations have been terminated upon Opus’s payment in full under Section 1(d) or RDF’s exercise of the Buy-Out Right and Opus’ subsequent payment of the Buy-Out Payment under Section 2(c), all of Opus’s payment and performance obligations under this Agreement shall survive until they are fully and completely indefeasibly paid and satisfied.

(f)           Taxes.  If applicable laws require that taxes be deducted and withheld from a payment made by Opus to RDF under this Agreement (a “Withholding Payment”), Opus shall, [***].  If a Withholding Payment is required solely because of a reorganization or change of domicile of RDF after the Effective Date of this Agreement, then [***].  If Opus is required to pay a Withholding Payment, Opus shall (i) pay the taxes to the proper taxing authority and (ii) send evidence of the obligation together with proof of payment to RDF within ninety (90) days following that payment.  The parties will cooperate with respect to all documentation required by any taxing authority or reasonably requested by either party to secure a reduction in the rate of applicable value added tax and withholding taxes or reduction or reimbursement of such taxes withheld.

3.      Commercially Reasonable Efforts.

(a)          Opus shall, and shall cause all other Responsible Parties to, use Commercially Reasonable Efforts to develop and commercialize (only after Regulatory Approval) the Product for use in the Field [***]during the Term.  Without limiting the generality of the foregoing, Opus or another Responsible Party must achieve at least one of the following milestones:

[***]
[***]
[***]

If (i) Opus or another Responsible Party fails to achieve at least one of the foregoing milestones by the applicable date set forth above, or (ii) Opus or another Responsible Party fails to use Commercially Reasonable Efforts to develop or commercialize the Product for use in the Field [***] over a [***] duration following the Funding Date, then a “CRE Failure” shall be deemed to have occurred (which, in the case of subsection (ii), shall be specific to [***]) and the provisions of Section 3(c) shall apply.  If Opus or another Responsible Party achieves at least one of the foregoing milestones by the applicate date set forth above, then the obligation to achieve the milestones set forth above in this Section 3(a) and the provisions of Sections 3(b) and 3(c) shall automatically expire and be of no force and effect.  If Opus or another Responsible Party receives Regulatory Approval for a Product [***], then if not otherwise expired, the obligation to achieve the milestones set forth above in this Section 3(a) and the provisions of Sections 3(b) and 3(c) shall automatically expire and be of no force and effect [***].

(b)          [***]

(c)          [***].  Immediately following the occurrence of a CRE Failure, Opus or any transferee of Opus’s rights with respect to this Agreement or the Product shall collaborate with RDF to identify a Licensee and negotiate in good faith commercially reasonable licensing terms for the rights to develop and commercialize the Product in the applicable CRE Failure Country(ies).  If a License Transaction approved by RDF (such approval not to be unreasonably withheld, conditioned or delayed) is not consummated within [***] of a CRE Failure, then RDF may, in its sole discretion, elect to cause Opus to grant to RDF or its designee an exclusive license to develop and commercialize the Product in such applicable CRE Failed Countries on customary and commercially reasonable terms to be negotiated in good faith by the parties.

(d)        If a CRE Failure is caused by a force majeure event (i.e., an event outside of the reasonable control of Opus or the applicable Responsible Party) [***], then (i) Opus’s obligations and RDF’s rights under Sections 3(b) and 3(c) shall be tolled for the pendency of such force majeure event, and (ii) the dates to achieve the milestones set forth in Section 3(a) above, and the [***] time period referenced in Section 3(a) and Section 3(b) above, shall be extended by the period of such force majeure event.

4.      Indemnification by Opus

(a)          Opus shall indemnify, defend and hold harmless the Foundation Fighting Blindness Retinal Degeneration Fund and its sole member, the Foundation Fighting Blindness, their respective Affiliates, and the respective directors, officers, employees, consultants, committee members, volunteers, agents and representatives and their respective successors, heirs and assigns of each of the foregoing (each, an “RDF Indemnitee”), from and against any and all claims, suits and demands of third parties (“Claims”) and losses, liabilities, damages for personal injury, property damage or otherwise, costs, penalties, fines and expenses (including court costs and the reasonable fees of attorneys and other professionals) (“Losses”) payable to such third parties arising out of, and relating to any such third party claims resulting from: [***].

Notwithstanding the foregoing, Opus shall have no obligation under this Section 4(a) with respect to any Claims or Losses to the extent arising out of or relating to RDF’s negligence, willful misconduct, fraud or breach of applicable law.

(b)          RDF shall promptly notify Opus of any Claims subject to indemnification under this Section 4 of which it is made aware.  Opus shall have sole control to select defense counsel, direct the defense of any such Claim, and the right to settle Claims at its sole expense, provided that any such settlement does not incur non-indemnified liability for or admit fault by any RDF Indemnitee.  In the event a Claim is or may be asserted, the RDF Indemnitee shall have the right to select representation by separate legal counsel.  If the RDF Indemnitee exercises such right, all costs and expenses incurred for such separate counsel shall be borne by the RDF Indemnitee.  No RDF Indemnitee shall settle or enter into any voluntary disposition of any matter subject to indemnification under this Section 4 without the prior written consent of Opus, such consent not to be unreasonably withheld.  Without limiting Opus’s obligations under this Section 4, each RDF Indemnitee, at Opus’s expense and request, shall provide reasonable assistance to, and promptly respond to reasonable requests for information from, Opus and its legal counsel with respect to any indemnifiable claim.

5.     Insurance.  Opus shall maintain at its own expense, with a reputable insurance carrier, coverage for Opus, its Affiliates, and their respective employees written on a per occurrence basis commensurate with a reasonable assessment of the risks associated with the development efforts being conducted by Opus, the following policies: Commercial general liability insurance, including contractual liability as respects this Agreement for bodily injury and property damage and, no later than the first use administration of the Product to a human subject, product liability and clinical trials liability.  Maintenance of such insurance coverage will not relieve Opus of any responsibility under this Agreement for damage in excess of insurance limits or otherwise.

6.     Intellectual Property Rights.  All inventions, data, know-how, information, results, analyses, and other intellectual property rights resulting from the development, manufacturing, or commercialization of the Product shall, as between the parties, be owned by Opus and the preparation, filing and maintenance of all patents resulting from this development, manufacturing, or commercialization shall, as between the parties, be the sole responsibility, and under the sole control, of Opus.  RDF agrees to assign and transfer, and hereby assigns and transfers, to Opus all of RDF’s right, title, and interest in and to all inventions and other intellectual property resulting from the development, manufacturing, or commercialization of the Product, or the use or exploitation of the confidential or proprietary information of Opus, and all intellectual property rights related to any of the foregoing, free and clear of all liens, claims, and encumbrances.

7.      Termination of Agreement.

(a)          The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with the terms of this Agreement, shall expire on the earlier of (i) Opus’s payment in full under Section 1(d) or Opus’s payment of the Buy-Out Payment or (ii) date of the expiration of all Royalty Payment obligations of Opus in the Territory (the “Term”).

(b)         Either party may terminate this Agreement for cause, without prejudice to any other remedies available to the terminated party with respect thereto, by providing the other party with written notice of such cause and intent to terminate; provided, however, that the other party shall have [***] days following the receipt of written notice to cure such cause.  For this Section 7(b), “cause” shall mean (i) a party’s material breach under this Agreement, or (ii) a bankruptcy or similar filing by a party or a proceeding under the applicable bankruptcy laws or under any dissolution or liquidation law or statute now or hereafter in effect and filed against such party or all or substantially all of its assets if such filing is not dismissed within [***] days after the date of its filing.

(c)          The following provisions shall survive the termination (but not expiration) of this Agreement: Section 1(d) (to the extent that Opus’s obligation to return amounts to RDF has accrued prior to the termination of this Agreement), Section 2 (except that Section 2 shall not survive if Opus has made payment in full in accordance with Section 1(d) or if Opus has paid the Buy-Out Payment to RDF in accordance with Section 2(c)), Section 4, Section 6, this Section 7(c), Section 8 (for [***] calendar years after termination), Section 9 and Section 11.  Upon termination or expiration of this Agreement, each party will return or destroy all Confidential Information of the other party.

8.      Audits.  At the request of RDF, from time to time, Opus shall permit RDF, upon reasonable notice, to audit and examine such books and records of Opus and its Affiliates as may be necessary for verifying [***], if any, but no more frequently than [***]; provided that [***].  All non-public information made available by Opus as part of any such audit, as part of any other reports (whether written or non-written), or otherwise under this Agreement shall be regarded as Opus’s Confidential Information.  Opus shall ensure that the terms of any License Transaction contain provisions substantially similar to those of this Section 8 to enable RDF to audit the books and records of the applicable Licensee.

9.      Confidentiality.

(a)          Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, each party agrees that, for the Term and for a period of [***] years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other party pursuant to this Agreement.

(b)         Exceptions.  The foregoing confidentiality and non-use obligations shall not apply to any portion of the Confidential Information that the receiving party can demonstrate by competent written proof:

(i)	was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure by the other party;

(ii)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

(iii)	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

(iv)	is subsequently disclosed to the receiving party by a third party who has a legal right to make such disclosure and is not under an obligation of confidentiality to the disclosing party; or

(v)
is subsequently independently discovered or developed by the receiving party without the aid, application, or use of the disclosing party’s Confidential Information, as evidenced by a contemporaneous writing.

(c)          Authorized Disclosure.  Notwithstanding the obligations set forth in Section 9(a), a party may disclose the other party’s Confidential Information, including the terms and conditions of this Agreement, to the extent:

(i)
such disclosure is reasonably necessary: (1) for the filing or prosecution of patents as contemplated by this Agreement; (2) in connection with regulatory filings for Products; or (3) for prosecuting or defending litigation as contemplated by this Agreement;

(ii)
such disclosure is reasonably necessary: (1) to such party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the receiving party, provided that in each such case on the condition that such directors, attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with those contained in this Agreement; or (2) to actual or potential investors, acquirors, licensors, licensees, collaborators or other business or financial partners (including royalty financing partners and, in the case of RDF, existing or potential donors) solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, license, collaboration, financing or other business transaction (or, in the case of RDF, for reporting to its donors that contributed to the amounts payable under this Agreement by RDF or as required by applicable laws, conditions applicable to donated funds used in making any Funding Milestone Payments, or any binding agreements entered into between RDF and such donors); provided that in each such case on the condition that such disclosees are bound by confidentiality and non-use obligations consistent with those contained in the Agreement; provided, further, that in the case of disclosures by RDF to its donors, that such donors are provided redacted Quarterly Summaries (and not unredacted Quarterly Summaries) pursuant to Section 1(e).

(iii)
such disclosure is required by judicial or administrative process, provided that in such event such party shall promptly inform the other party such required disclosure and provide the other party an opportunity to challenge or limit the disclosure obligations.  Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 9, and the party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information; or

(iv)
with respect to the terms and conditions of this Agreement and any Confidential Information relating to this Agreement or the transactions contemplated by this Agreement, such disclosure is required in the reasonable opinion of such party’s counsel, to comply with the rules and regulations promulgated by the United States Securities and Exchange Commission or the Nasdaq Stock Market or similar security regulatory authorities or stock market in other countries, including as a result of any actions taken by a party not in violation of this Agreement.  If a party intends to disclose this Agreement or any of its terms or other such information in accordance with this Section 9(c)(iv), such party will, except where impracticable or not legally permitted, give reasonable advance notice to the other party of such disclosure, provide a draft of the disclosure to the other party reasonably in advance of such filing or disclosure for the other party’s review and comment.  The non-disclosing party will provide any comments as soon as practicable, and the disclosing party will consider in good faith any timely comments provided by the non-disclosing party.  The disclosing party shall seek confidential treatment of portions of this Agreement or such terms or information, as may be reasonably requested by the other party in a timely manner.

(d)           Scientific Publication.

(i)
RDF shall, and shall cause its Affiliates not to, publish any manuscripts, or give other forms of public disclosure such as abstracts and presentations (“Publications”), relating to the Products, including the data and results of the development of the Compounds or Products.

(ii)
Except to the extent required by applicable laws (or regulations promulgated by securities exchanges on which the applicable party is listed), which shall be governed by Section 9(c)(iv) above, Opus shall, and shall cause its Affiliates and its or their Licensees, not to publish any Publications that include Confidential Information of RDF without the RDF’s prior approval.

(e)        RDF and Opus shall agree on any press release or other public announcement, other than an academic, scholarly, or scientific Publication, concerning the terms of this Agreement or this Award prior to its public release, except to the extent any such release or announcement is required by law, rule, or regulation or the rules of any securities exchange.  RDF’s support for the development of the Product shall be acknowledged in any press releases and publications relating to the Product (which acknowledgment, for clarity, shall not require RDF’s agreement to the extent RDF has previously approved the text of such acknowledgement).

(f)          Prior CDA.  This Agreement supersedes the Mutual Confidential Disclosure Agreement between the parties dated [***] (the “Prior CDA”) with respect to information disclosed thereunder.  All information exchanged between the parties under the Prior CDA with respect to the subject matter hereof shall be deemed Confidential Information of the disclosing party and shall be subject to the terms of this Section 9.

10.     Representations.

(a)           Each party represents and warrants that (i) it is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and (ii) it has the corporate or organizational power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, it has taken all necessary corporate or other organizational action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder, and this Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, and binding obligation of such party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.

(b)       NO OTHER WARRANTIES.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY.  ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.  RDF acknowledges and agrees that the Products are the subject of ongoing research and development and that Opus cannot assure the safety, usefulness or successful development or commercialization of any Product.

11.     Miscellaneous.

(a)         Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina.

(b)           Dispute Resolution.

(i)          In the event of any dispute, claim or controversy arising out of, relating to or in any way connected to the interpretation of any provision of this Agreement, the performance of either party under this Agreement or any other matter under this Agreement, including any action in tort, contract or otherwise, at equity or law (a “Dispute”), either party may at any time provide the other party written notice specifying the terms of such Dispute in reasonable detail.  As soon as practicable after receipt of such notice, an officer of each party shall meet at a mutually agreed upon time to engage in good faith discussions for the purpose of resolving such Dispute.  If the Dispute is not resolved within [***] days of such notice, either party may institute arbitration in accordance with (ii) below.

(ii)        In the event any Dispute is not resolved in accordance with (i) above, such Dispute shall be resolved by final and binding arbitration.  Whenever a party decides to institute arbitration proceedings, it shall give written notice to that effect to the other party.  Arbitration shall be held in [***].  The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules.  Judgment on the Award may be entered in any court having jurisdiction.  The arbitration will be conducted by one (1) independent, neutral arbitrator who shall be mutually acceptable to both parties, such acceptance not to be unreasonably withheld.  If the parties are unable to mutually agree on such an arbitrator, then the arbitrator shall be appointed by JAMS in accordance with its rules.  Any arbitrator chosen hereunder shall have educational training and industry experience sufficient to demonstrate a reasonable level of relevant scientific, financial, medical and industry knowledge for the subject matter of the Dispute.  The arbitrator shall not have the power to award punitive damages.  The proceedings and decisions of the arbitrator shall be confidential, final and binding on all of the parties.  Judgment on the award so rendered may be entered in any court having jurisdiction thereof.  The parties shall share the costs of arbitration according to the decision of the arbitrator.  Nothing in this subparagraph will preclude either party from seeking equitable or injunctive relief, or interim or provisional relief, from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction, or any other form of permanent or interim equitable or injunctive relief, concerning a dispute either prior to or during any arbitration.

(c)          Neither party shall be held liable to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, pandemic, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God or any other deity, or acts, omissions or delays in acting by any governmental authority.  The affected party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable, and shall promptly undertake reasonable efforts necessary to cure such force majeure circumstances.

(d)         This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.  Facsimile and other electronically scanned signatures shall have the same effect as their originals.

(e)          All communications between the parties with respect to any of the provisions of this Agreement will be sent to the addresses set out below, or to such other addresses as may be designated by one party to the other by notice pursuant hereto, by prepaid, certified air mail (which shall be deemed received by the other party on the [***] business day following deposit in the mail), or by facsimile transmission or other electronic means of communication (each of which shall be deemed received when transmitted), with confirmation by first class letter, postage pre-paid, given by the close of business on or before the next following business day:

if to either the Foundation Fighting Blindness Retinal Degeneration Fund or its sole member, the Foundation Fighting Blindness, to:

Peter Ginsberg

223 South West Street, Suite 900

Raleigh, NC 27603

E-mail: [***]

with a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

Attn: Katie M. Ertmer, Esq.

Phone: [***]

Email: [***]

if to Opus, to:

Opus Genetics, Inc.

8 Davis Drive, Suite 220

Durham, NC 27709

Attn: George Magrath, MD, MBA, MS

Email: [***]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

2850 Quarry Lake Drive, Suite 280

Baltimore, MD 21209

Attn: Adriana Tibbitts

Email: [***]

(f)         Headings included in this Agreement are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

(g)          Opus will not, by amendment of its organizational or governing documents, or through reorganization, recapitalization, consolidation, merger, dissolution, sale, transfer or assignment of assets, issuance of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms, provisions, covenants or agreements of this Agreement.

(h)          This Agreement may not be assigned by any party without the consent of the other party, except that, subject to the requirements set forth in Section 2(c), either party may assign this Agreement without such consent to an Affiliate of such party or in connection with the transfer, whether by sale of assets, merger or otherwise, of all or substantially all of the assets or business of such party to which this Agreement relates.  Any assignment that is not in accordance with this Section 11(h) will be null and void ab initio.

(i)          Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between RDF and Opus.  Notwithstanding any of the provisions of this Agreement, neither party to this Agreement shall at any time enter into, incur, or hold itself out to third parties as having authority to enter into or incur, on behalf of the other party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities in connection with or relating to the obligations of each party under this Agreement shall be made, paid, and undertaken exclusively by such party on its own behalf and not as an agent or representative of the other.

(j)           In accordance with the U.S. Department of the Treasury Anti-Terrorist Financing Guidelines, Opus shall take reasonable steps to ensure that the payments received from RDF are not distributed to terrorists or their support networks or used for activities that support terrorism or terrorist organizations.  Opus certifies that it is in compliance with all laws, statutes and regulations restricting U.S. persons from dealing with any individuals, entities, or groups subject to Office of Foreign Assets Control (OFAC) sanctions.

12.    Definitions.  Unless otherwise defined in this Agreement or an exhibit attached to this Agreement, the following shall apply:

(a)          “Affiliate” shall mean, with respect to a party, any entity, which directly or indirectly controls, is controlled by, or is under common control with, such party.  For these purposes, “control” shall refer to (i) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of an entity; or (ii) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding the foregoing, RDF and Opus shall not be considered Affiliates.

(b)          “Award” shall be the amount to be paid by RDF to Opus as specified in this Agreement.

(c)          “Change of Control Transaction” shall mean [***].

(d)          “Combination Product” means [***].

(e)          “Commercially Reasonable Efforts” shall mean [***].

(f)          “Compound” means [***].

(g)        “Confidential Information” of a party means all non-public or proprietary information (including know-how, unpublished patent applications and other information and data of a financial, commercial, business, scientific or technical nature) of such party that is disclosed by or on behalf of such party or any of its Affiliates or otherwise made available to the other party or any of its Affiliates, whether made available orally, in writing or in electronic or other form.  The terms and conditions of this Agreement are the Confidential Information of both parties.

(h)          “CRE Failure” means an event described as a “CRE Failure” in Section 3(a) or Section 3(b).

(i)          “CRE Failure Country(ies)” means [***] in which a CRE Failure has occurred.

(j)          “Field” shall mean the treatment of retinitis pigmentosa caused by pathogenic variants to the MERTK gene.

(k)          “First Commercial Sale Date” means, [***].

(l)          “Fiscal Quarter” shall mean each of the following three (3)-month periods during each Fiscal Year: January 1 through March 31; April 1 through June 30; July 1 through September 30; and October 1 through December 31.

(m)          “Fiscal Year” shall mean the twelve (12)-month period from January 1 through December 31.

(n)          “Interest Rate” shall mean [***].

(o)          “Licensee” shall mean a third party that is granted rights pursuant to a License Transaction.

(p)          “License Transaction” shall mean [***].

(q)          “Net Sales” shall mean, [***].

(r)          “Product” shall mean any product containing the Compound, in any formulations.

(s)          “Project” shall mean the development of the Product covered by the budget specified in Exhibit A.

(t)         “Regulatory Approval” shall mean, with respect to a particular Product and country or jurisdiction in the Territory, all approvals, registrations, licenses, and authorizations (but excluding pricing and reimbursement approvals) that are required by the applicable Regulatory Authority to market and sell such Product in such country or jurisdiction.

(u)       “Regulatory Authority” shall mean any governmental regulatory body having jurisdiction over drug development, clinical development, manufacturing, promotion, safety, or distribution or related activities with respect to the Product in any country or region in the Territory (e.g., EMA, MHRA, Health Canada, US FDA, French ANSM, Australian TGA, Japanese MOH, and their respective successor agencies).

(v)         “Regulatory Exclusivity” shall mean, with respect to a particular Product in the Field and country in the Territory, an additional market protection, other than patent protection, granted by a Regulatory Authority in such country which confers an exclusive commercialization period during which the applicable Responsible Party has the exclusive right to market, price, and sell such Product in the Field in such country, such as new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity.

(w)         “Responsible Party” shall mean (a) each of Opus and its Affiliates, and (b) each Licensee, and (c) any third party that obtains control (as defined in the definition of “Affiliate”) of Opus, or control or ownership of the assets of Opus relating to the Product or this Agreement, in connection with a Change of Control Transaction.

(x)          “Royalty Cap” shall mean 300% of the total Funding Milestone Payments paid to Opus.

(y)          “Royalty Term” shall mean, [***].

(z)          “Territory” shall mean worldwide.

(aa)         “Valid Claim” means [***].

[signature page follows]

We are pleased to make the Award described in this Agreement.  Please indicate your agreement to the terms set forth in this Agreement by signing below.

Sincerely,

Foundation Fighting Blindness Retinal Degeneration Fund

By:	/s/ Russell Kelley

Name: Russell Kelley

Title: Managing Director

Agreed:

Opus Genetics, Inc.

By:	/s/ George Magrath

Name: George Magrath, MD, MBA, MS

Title: Chief Executive Officer

Exhibit A

Project Development Budget

[***]

Exhibit B

Compound

[***]